Prospectus Supplement #9 (To Prospectus Dated May 29, 2001)	Filed pursuant to Rule 424(b)(3) Registration No. 333-58038

AFFILIATED COMPUTER SERVICES, INC.

$316,990,000

3.50% Convertible Subordinated Notes due February 15, 2006 and
7,298,187 Shares of Class A Common Stock, $0.01 Par Value Per Share,
Issuable Upon Conversion of the Notes (as adjusted)

     This prospectus supplement relates to the resale by the holders of Affiliated Computer Services, Inc. (“ACS”) 3.50% Convertible Subordinated Notes Due February 15, 2006 and 7,298,187 shares of Class A Common Stock, $0.01 par value per share, issuable upon conversion of the notes based on the adjusted conversion rate of 23.0234 shares per $1,000 principal amount of the notes.

     This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated May 29, 2001 relating to such notes and shares, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

     The information in the table appearing under the heading “Selling Securityholders” in the prospectus is amended by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto:

	Principal Amount	Number of Shares of Class A Common Stock
of Notes
	Beneficially Owned	Beneficially	Offered	Owned After
Name of Selling Securityholder	and Offered Hereby	Owned(1)	Hereby	the Offering

Previously Listed
Goldman Sachs and Company	8,910,000	205,138	205,138	-0-

(1)	These shares of Class A Common Stock are issuable upon conversion of the notes. On January 22, 2002, ACS announced that its Board of Directors approved a two-for-one stock split of ACS’s outstanding Class A Common Stock and Class B Common Stock to be implemented in the form of a 100% stock dividend payable on February 22, 2002 to Class A and Class B stockholders of record as of the close of business on February 15, 2002 (the “Stock Split”). Pursuant to the Indenture dated as of February 21, 2001 by and between ACS and U.S. Trust Company of Texas, N.A., as trustee, and as a result of the Stock Split, the conversion rate has been proportionately adjusted from 11.5117 shares per $1,000 principal amount of the notes to 23.0234 shares per $1,000 principal amount of the notes.

The date of this prospectus supplement is February 11, 2003